Filed Pursuant to Rule 424B5 and 424B8

Registration No. 333-265348

EXPLANATORY NOTE

American Tower Corporation (the “Company”) is making this filing pursuant to Rule 424(b)(5) and Rule 424(b)(8) under the Securities Act of 1933, as amended (the “Securities Act”), as a supplement to its prospectus supplement dated September 12, 2023 to the prospectus dated June 1, 2022 (the “Original Filing”), originally filed with the Securities and Exchange Commission (the “SEC”) on September 13, 2023 pursuant to Rule 424(b)(2) under the Securities Act, solely for the purpose of including Exhibit 107 required under 17 CFR § 229.601(b)(107). On September 13, 2023, the Company made payment to the SEC of the corresponding filing fee applicable at such time, but inadvertently omitted Exhibit 107 from the Original Filing.

Except as described above, no changes have been made to the Original Filing, and this filing does not modify, amend or update any of the other information contained in the Original Filing.